Exhibit 11.01

                       COMMUNITY CARE OF AMERICA, INC.

                      CALCULATION OF EARNINGS PER SHARE

                                                                 YEARS ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                            1994             1995           1996
                                                        ------------    ------------    ------------
Earnings (loss) before extraordinary charge .........   $    394,000    $  2,441,000    $(18,905,000)
Extraordinary charge, net of income taxes ...........             --        (992,000)             --
                                                        ------------    ------------    ------------
Net earnings (loss) .................................        394,000       1,449,000     (18,905,000)
8% cumulative dividends on redeemable preferred
stock, Series A .....................................       (653,000)       (408,000)             --
                                                        ------------    ------------    ------------
Net earnings (loss) applicable to common stock ......   $   (259,000)   $  1,041,000    $(18,905,000)
                                                        ============    ============    ============
Weighted average shares outstanding .................      2,041,154       3,859,586       7,384,697
Weighted average common stock equivalents
outstanding .........................................             --         980,871              --
                                                        ------------    ------------    ------------
 Total weighted average common stock and common stock
  equivalents outstanding ...........................      2,041,154       4,840,457       7,384,697
                                                        ============    ============    ============
Per common share:
 Earnings (loss) before extraordinary charge ........   $      (0.13)   $       0.42    $      (2.56)
 Net earnings (loss) ................................   $      (0.13)   $       0.22    $      (2.56)


Note: Common stock equivalents of 1,591,387 shares and 514,365 shares in 1994 and 1996 respectively, are not considered in the weighted average shares outstanding because their effect is anti-dilutive.